Exhibit 99.1

iBio, Inc. Receives Notice from NYSE MKT Staff that Company Currently is Below Certain Continued Listing Standards

NEWARK, Del., Nov. 23, 2012 iBio, Inc. (NYSE MKT: IBIO) announced that the Company today received notice from NYSE MKT (the “Exchange”) Staff that the Company currently is below certain of the Exchange’s continued listing standards. The Exchange Staff indicated that its review of the Company’s Form 10-Q for the period ended September 30, 2012, indicates that the Company is not in compliance with Section 1003(a)(ii) which applies if a listed company has stockholders’ equity of less than $6,000,000 and net losses in its five most recent fiscal years.

The Company is afforded the opportunity to submit a plan of compliance to the Exchange by December 21, 2012, that addresses how the Company intends to regain compliance with Section 1003(a)(ii) of the Company Guide by October 14, 2013. If the Company does not submit a plan of compliance, or if the plan is not accepted by the Exchange, the Company will be subject to delisting procedures as set forth in Section 1010 and Part 12 of the Company Guide.

The Company believes it can provide the Exchange with a satisfactory plan by December 21, 2012, to show that it will be able to return to compliance with Section 1003(a)(ii) of the Company Guide by October 14, 2013.

About iBio, Inc.

iBio develops and offers product applications of its iBioLaunch™ and iBioModulator™ platforms, providing collaborators full support for turn-key implementation of its technology for both proprietary and biosimilar products. The iBioLaunch platform is a proprietary, transformative technology for development and production of biologics using transient gene expression in unmodified green plants. Advantages over other systems include: success with proteins difficult or impossible to produce with other methods; broadly applicable to biologics, including monoclonal antibodies, other therapeutic proteins and vaccines; enables rapid development and validation of modular, scalable, and optionally robotic, multi-product manufacturing facilities; production time measured in weeks instead of months or more. Additional benefits include a practically unlimited surge capacity for remedial action against bioterrorism and pandemic disease; product entry that is unconstrained by traditional process patents, and significantly lower capital and operating costs for comparable production. The iBioModulator platform is complementary to the iBioLaunch platform and enables significantly improved vaccine products with higher potency and greater duration of effect. The iBioModulator platform can be used with any recombinant expression technology for vaccine development and production. Further information is available at: www.ibioinc.com.

Forward-Looking Statements

Statements included in this news release related to iBio, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as lack of available capital, intellectual property protection issues, competitive factors, technological development, market demand, and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company’s financial results can be found in the company’s Reports filed with the Securities and Exchange Commission.

Contacts:

Corporate:

Robert Erwin, President

iBio, Inc.

302-355-2335

rerwin@ibioinc.com

Investor Contacts:

Douglas Beck, CFO

iBio, Inc.

302-355-9452

ir@ibioinc.com